RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             PRIME SUCCESSION, INC.


                  Prime Succession, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

                  I. The name of the Corporation is "Prime Succession, Inc." The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 31, 1991.

                  II. The text of the Certificate of Incorporation as amended heretofore is hereby further amended and restated to read as herein set forth in full:

                  FIRST. Name. The name of the Corporation is:

                         PRIME SUCCESSION HOLDINGS, INC.

                  SECOND. Registered Office and Registered Agent. The registered office and registered agent of the Corporation is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

                  THIRD. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                  FOURTH. (a) Name of Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 21,000 shares, consisting of 1,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and 20,000 shares of 10% Pay-In-Kind Cumulative Preferred Stock, par value $.01 per share ("10% PIK Preferred Stock").

                  (b) Reclassification of Previously Existing Shares. Each of the shares of common stock of the Corporation issued and outstanding upon the filing of this Restated Certificate of Incorporation, and after giving effect to the repurchase of Common Stock being effected concurrently with the filing of this Restated Certificate of Incorporation, is hereby reclassified into 100 shares, each of which shares shall be a fully paid and nonassessable share of Common Stock.

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                  FIFTH. Designation of Classes and Series; Relative Rights,
etc. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the shares of each class is as follows:

                  (a) Common Stock. Except as otherwise required by law, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

                  (b) Preferred Stock.

                  1. Designation and Amount. The shares of preferred stock shall be designated as "10% Pay-In-Kind Cumulative Preferred Stock" (the 10% PIK Preferred Stock"). The par value of the 10% PIK Preferred Stock shall be $0.01 per share. All shares of 10% PIK Preferred Stock shall be identical to each other in all respects, and the liquidation preference of the 10% PIK Preferred Stock shall be $10,000 per share (the "Liquidation Value").

                  2. Rank. The 10% PIK Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank (i) senior to the Common Stock and to all classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding which by their terms expressly provide that they are junior to the 10% PIK Preferred Stock or which do not specify their rank (collectively with the common stock of the Corporation, the "Junior Securities"); (ii) on a parity with each other class of capital stock or series of preferred stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series will rank on a parity with the 10% PIK Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Corporation (collectively referred to as "Parity Securities"); and
         (iii) junior to each other class of capital stock which may be authorized by amendment to this Restated Certificate of Incorporation approved in accordance with Article Eighth hereof and issued by the Corporation after the date hereof which specifically provide that such class or series will rank senior to the 10% PIK Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Corporation (collectively referred to as "Senior Securities").

                  3. Dividends. (a) Beginning on the first day on which shares of 10% PIK Preferred Stock are issued (the "Issue Date"), the holders of shares of 10% PIK Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the annual rate per share of 10%. Such dividends shall be cumulative and shall accrue (whether or not declared) and be payable quarterly in arrears on November 26, February 26, May 26 and August 26 of each year (each such date being a "Dividend Payment Date"), to holders of record at the close of business on the fifteenth day next preceding the relevant Dividend Payment Date (such date, the "Record Date"), in preference to dividends on the Junior Securities, commencing on the Dividend Payment Date next succeeding the Issue Date.

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                                                                               3


                  (b) Dividend payments with respect to such shares of 10% PIK Preferred Stock in respect of each quarterly dividend period ending on or prior to the tenth anniversary of the Issue Date ("Cash Payment Date") (and any applicable Additional Dividends (as defined in Section 3(e) hereof)) shall be made in additional shares of 10% PIK Preferred Stock. After the Cash Payment Date, dividends and Additional Dividends on such 10% PIK Preferred Stock shall be paid only in cash, subject to the continued accrual of dividends as provided in Section 3(c). Dividend payments made or Additional Dividends paid in shares of 10% PIK Preferred Stock shall be made by issuing a ratably proportionate number of shares (or fractions thereof) calculated pursuant to Section 3(a). All shares of 10% PIK Preferred Stock issued as a dividend or in payment of Additional Dividends with respect to the 10% PIK Preferred Stock will thereupon be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

                  (c) In the case of shares of 10% PIK Preferred Stock issued on the Issue Date, dividends on such shares shall accrue (whether or not declared) and be cumulative from such date. In the case of shares of 10% PIK Preferred Stock issued as a dividend on shares of 10% PIK Preferred Stock, dividends on such shares shall accrue (whether or not declared) and be cumulative from the relevant Accrual Date as hereinafter defined. The date (the "Accrual Date") from which shares of 10% PIK Preferred Stock issued as dividends on a Dividend Payment Date shall accrue dividends (at the per annum rate per share of 10% as set forth in Section 3(a) hereof) shall be August 26 if such shares are issued on a Dividend Payment Date that falls on August 26 or the next succeeding August 26 if such shares are issued on a Dividend Payment Date that is not August 26. In the case of shares of 10% PIK Preferred Stock issued in payment of Additional Dividends, dividends shall accrue and be cumulative from the date on which such Additional Dividends are paid. The purpose of the foregoing provisions is to provide for the quarterly declaration and payment of dividends but on an annually compounded basis.

                  (d) Each fractional share of 10% PIK Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends and Additional Dividends accruing with respect to each outstanding share of 10% PIK Preferred Stock pursuant to Section 3(a), and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as provided for in Section 3(b). Each fractional share of 10% PIK Preferred Stock outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each full outstanding share of such 10% PIK Preferred Stock and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of 10% PIK Preferred Stock.

                  (e) Accrued but unpaid dividends for any past dividend periods may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a regular Dividend Payment Date, to holders of record on the books of the Corporation on such record date as may be fixed by the Board of

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                                                                               4


         Directors, which record date shall be not less than 10 days, and not more than 60 days, prior to the payment date thereof. Holders of 10% PIK Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends provided for herein except as provided in the next sentence. If any dividend is not paid by the Accrual Date relating to the Dividend Payment Date therefor (whether or not declared), additional dividends shall accrue on such unpaid dividend at the annual rate of 10% compounded annually ("Additional Dividends") from such relevant Accrual Date to the date such dividend is paid. Dividends payable on the 10% PIK Preferred Stock for a period less than a full annual period shall be computed on the basis of a 365-(or 366-, as the case may be) day year for the actual days elapsed.

                  (f) 1. (i) So long as any shares of the 10% PIK Preferred Stock are outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of, any Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities, whether directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than dividends or distributions payable in additional shares of Junior Securities to holders of Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities.

                  (ii) (A) Until the tenth anniversary of the Issue Date, without the prior written consent of the holders of 2/3 of the then outstanding 10% PIK Preferred Stock, so long as any shares of the 10% PIK Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or make any distribution or payment on any Junior Securities or Parity Securities, or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of, any Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any Parity Securities, whether directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than dividends or distributions payable in additional shares of Junior Securities to holders of Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any Parity Securities.

                  (B) Without the prior written consent of the holders of 2/3 of the then outstanding 10% PIK Preferred Stock, so long as any shares of the 10% PIK Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or make any distribution or payment on any Junior Securities or Parity Securities, or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or retirement of, any Parity Securities or any warrants, rights, calls or options exercisable for or convertible into

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                                                                               5


         any Parity Securities, whether directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than dividends or distributions payable in additional shares of Junior Securities to holders of Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any Parity Securities unless, prior to or at the time of such declaration, payment, setting apart for payment, purchase, redemption, retirement or distribution, as the case may be, the Corporation shall have paid in cash all accrued (whether or not declared) and unpaid dividends and Additional Dividends on the outstanding shares of 10% PIK Preferred Stock and shall have made provision for payment in cash of the then current quarterly dividend.

                  (g) Notwithstanding Section 3(f)(ii), whenever dividends on the 10% PIK Preferred Stock are in arrears, the Corporation shall not declare, pay or set apart for payment dividends on or make any other distribution in respect of any Parity Securities, except dividends paid pro rata or on some lesser proportion than paid on the 10% PIK Preferred Stock.

                  4. Liquidation Preference. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of 10% PIK Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to 100% of the Liquidation Value for each share outstanding, plus an amount in cash equal to all accrued (whether or not declared) but unpaid dividends and Additional Dividends thereon to the date of liquidation, dissolution or winding up, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the 10% PIK Preferred Stock and any Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of 10% PIK Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full.

                  (b) For the purposes of this Section 4, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with any one or more other corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

                  (c) Whenever the distribution provided for in Section 4 of Article Fifth shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

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                                                                               6


                  5. Optional Redemption. The Corporation may, at any time, at its option, redeem, in the manner provided in Section 6 hereof, all or any portion of the shares of the 10% PIK Preferred Stock, at a redemption price in cash per share equal to 100% of the Liquidation Value thereof plus 100% of the sum of accrued (whether or not declared) and unpaid dividends thereon (including an amount equal to a prorated dividend from the last Dividend Payment Date immediately prior to the redemption date) and Additional Dividends. A holder of 10% PIK Preferred Stock shall be entitled to receive such redemption price in cash with respect to each share of 10% PIK Preferred Stock held by such holder to be redeemed.

                  6. Procedure for Redemption.

                  (a) In the event that the Corporation shall redeem shares of 10% PIK Preferred Stock pursuant to Section 5 hereof, notice of such redemption shall be mailed by first- class mail, postage prepaid, and mailed not less than 30 days nor more than 60 days prior to the redemption date to the holders of record of the shares to be redeemed at their respective addresses as they shall appear in the records of the Corporation; provided, however, that failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed except as to the holder to whom the Corporation has failed to give such notice or except as to the holder to whom notice was defective. Each such notice shall state: (i) the redemption date; (ii) the number of shares of 10% PIK Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed; (iii) the redemption price in cash; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price and (v) that dividends (and Additional Dividends) on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the outstanding shares of 10% PIK Preferred Stock are to be redeemed by the Corporation the shares to be redeemed by the Corporation shall be redeemed pro rata from among the shares of 10% PIK Preferred Stock outstanding.

                  (b) Notice by the Corporation having been mailed as provided in Section 6(a) hereof, and provided that on or before the applicable redemption date funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for or entitled to redemption, so as to be and to continue to be available therefor, then, from and after the redemption date (unless the Corporation defaults in the payment of the redemption price, in which case such rights shall continue until the redemption price is paid), dividends (and Additional Dividends thereon) on the shares of 10% PIK Preferred Stock so called for or entitled to redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of 10% PIK Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the applicable redemption price and any accrued and unpaid dividends and Additional Dividends from the Corporation to the date of redemption) shall cease. Upon surrender of the

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         certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and a notice by the Corporation shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price as aforesaid. In the event that fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.

                  7. Reacquired Shares. Shares of 10% PIK Preferred Stock that have been issued and reacquired in any manner, including shares reacquired by purchase or redemption, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of preferred stock undesignated as to class and series and may be redesignated and reissued as part of any series of any class of preferred stock other than the 10% PIK Preferred Stock.

                  8. Voting Rights. The 10% PIK Preferred Stock, except as otherwise required by law, shall be non-voting.

                  9. Conversion or Exchange. The holders of shares of 10% PIK Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation.

                  10. Certain Covenants. Any holder of 10% PIK Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Restated Certificate of Incorporation or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

                  11. Definitions. For the purposes of this Restated Certificate of Incorporation, the following terms shall have the meanings indicated:

                  "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

                  "Subsidiary" of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

                  SIXTH. By-Laws. The By-Laws of the Corporation may be amended in any respect, restated or repealed, in whole or in part, by vote of the holders of record, present in person or represented by proxy, of 90% of the Corporation's issued and outstanding shares of capital stock entitled to vote thereon.

                  SEVENTH. Indemnification.

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                                                                               8


                           (a) Indemnity Undertaking. To the fullest extent
permitted by law (including, without limitation, Section 145 of the General Corporation Law of the State of Delaware (as amended from time to time, the "General Corporation Law")), the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a Director or officer of the Corporation, or is or was serving in any capacity at the request of the Corporation for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements). Persons who are not Directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board of Directors at any time specifies that such persons are entitled to the benefits of this Article SEVENTH.

                           (b) Advancement of Expenses. The Corporation shall,
from time to time, reimburse or advance to any Director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the General Corporation Law, such expenses incurred by or on behalf of any such Director, officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such Director, officer or other person indemnified hereunder, to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such Director, officer or other person is not entitled to be indemnified for such expenses.

                           (c) Rights Not Exclusive. The rights to
indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article SEVENTH shall not be deemed exclusive of any other rights which a person seeking indemnification or reimbursement or advancement of expenses may have or to which such person hereafter may be entitled under any statute, the Restated Certificate of Incorporation, these By-Laws, any agreement, any vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

                           (d) Continuation of Benefits. The rights to
indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article SEVENTH shall continue as to a person who has ceased to be a Director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of any such person.

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                                                                               9


                           (e) Insurance. The Corporation shall have the power
to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article SEVENTH or the Restated Certificate of Incorporation or under Section 145 of the General Corporation Law or any other provision of law.

                           (f) Binding Effect. The provisions of this Article
SEVENTH shall be a contract between the Corporation, on the one hand, and each Director and officer who serves in such capacity at any time while this Article SEVENTH is in effect and/or any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such Director, officer or other person intend to be legally bound. No repeal or modification of this Article SEVENTH shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

                           (g) Procedural Rights. The rights to indemnification
and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article SEVENTH shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

                           (h) Service Deemed at Corporation's Request. Any
Director or officer of the Corporation serving in any capacity (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed, in each case, to be doing so at the request of the Corporation.

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                                                                              10

                           (i) Election of Applicable Law. Any person entitled
to be indemnified or to receive reimbursement or advancement of expenses as a matter of right pursuant to this Article SEVENTH may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

                  EIGHTH. Amendments to Restated Certificate of Incorporation. This Restated Certificate of Incorporation may be amended in any respect, restated or repealed, in whole or in part, only by vote of the holders of record, present in person or represented by proxy, of 90% of the Corporation's issued and outstanding shares of capital stock entitled to vote thereon.

                  IN WITNESS WHEREOF, this Restated Certificate of Incorporation which restates, integrates and amends the provisions of the Certificate of Incorporation of the Corporation, having been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by its duly authorized officer and has been affixed hereunto with the corporate seal this 26th day of August 1996.


                                        PRIME SUCCESSION, INC.


                                        By:  /s/ Myles S. Cairns
                                             -----------------------------
                                             Name:  Myles S. Cairns
                                             Title: CFO, Secretary,
                                                    Treasurer